Exhibit 99.1

Cantaloupe, Inc. Enters into Definitive Agreement to Be Acquired by 365 Retail Markets

Cantaloupe shareholders to receive $11.20 per share in cash, a 34% premium to unaffected stock price
Transaction to accelerate growth in unattended retail and enhance product offering for customers in fast-growing markets and verticals

MALVERN, Pa. and TROY, Mich. – June 16, 2025 – Cantaloupe, Inc. (NASDAQ: CTLP) ("Cantaloupe”), a global technology leader offering end-to-end technology solutions for self-service commerce, today announced it has entered into a definitive agreement to be acquired by 365 Retail Markets, LLC ("365"), a leading innovator in unattended retail technologies, in an all-cash transaction with an equity value of approximately $848 million. 365 is a portfolio company of Providence Equity Partners L.L.C. (“Providence”), a specialist private equity firm focused on growth-oriented investments in media, communications, education, and technology companies across North America and Europe. Upon completion of the transaction, Cantaloupe will become a privately-held company.

Cantaloupe’s and 365’s complementary strengths will enable the combined company to offer a seamless unattended retail platform for customers around the globe, from hardware to software, and payment processing technology to data analytics. Cantaloupe’s offerings in delivering frictionless payments and software services combined with 365’s innovation and focus in self-checkout technology primarily for foodservice operator (FSO) centric, enterprise-focused customers are expected to help expand the combined company’s customer base, product suite, and vertical reach. Together, they will have a diversified portfolio and be better positioned to serve both FSO and non-FSO customers across convenience services, retail, hospitality, and sports and entertainment, with a growing footprint in North America, Latin America, and Europe. The combined company will have a strong financial foundation and the transaction is expected to unlock meaningful synergies to fuel further investment in the business and customer benefits. These synergies include customer cost savings, cross-sell opportunities, and growth through new product rollouts, increased software adoption, and payments expansion.

“A rapid transformation in unattended retail is underway right now as our customers look for more sophisticated ways to grow their business,” said Ravi Venkatesan, CEO of Cantaloupe. “We look forward to joining with 365 to provide our customers a comprehensive suite of best-in-class solutions spanning payments, telemetry, vertical specific software, kiosk-based marketplaces, and smart retail innovation. Our combination will bolster our joint ability to invest in R&D and expand our portfolios, while allowing us to help retailers across the globe to innovate and scale with confidence.”

“This is an incredibly exciting moment for the 365 team,” said Joe Hessling, Founder and CEO of 365. “We are very proud of the progress we have made in recent years, and together with Cantaloupe’s complementary offerings and team expertise, we’ll be able to deliver a broader, more innovative suite of solutions to our customers around the world. We have the utmost respect for the Cantaloupe team and look forward to working with them, while continuing our successful partnership with Providence, to accelerate our combined growth, expand our global reach, and shape the future of unattended retail.”

“We are delighted to reach this agreement, which we are confident maximizes value for our shareholders while positioning our company, team, and valued customers for continued growth and success,” said Douglas Bergeron, Chairman of the Board of Cantaloupe. “Ravi and his team have transformed Cantaloupe into a rapidly growing, highly successful software and services enterprise, and this is the right next step for the company. We are excited about the journey ahead for Cantaloupe as it writes its next chapter alongside 365 and Providence.”

“We believe this combination presents the opportunity to enhance value and create a more diversified business that can better serve FSOs, non-FSO customers, and end users,” said Scott Marimow, Managing Director at Providence. “The combination will help accelerate product innovation and provide a number of attractive cross-selling opportunities across the value chain. We are proud to continue our work with the 365 and Cantaloupe teams as they redefine their sector and better support the growing needs of their thousands of highly-valued customers.”

Transaction Details

Under the terms of the agreement, Cantaloupe shareholders will receive $11.20 per share in cash. The per share purchase price represents a 34% premium to Cantaloupe’s unaffected closing stock price on May 30, 2025 (the last trading day prior to published market speculation regarding a potential transaction involving Cantaloupe).

The transaction, which was approved unanimously by the Cantaloupe Board of Directors, is expected to close in the second half of 2025, subject to customary closing conditions, including approval by Cantaloupe shareholders and the receipt of required regulatory approvals. The transaction is not subject to a financing condition and 365 has received fully committed financing for the transaction.

Certain shareholders and members of the Cantaloupe Board of Directors have entered into voting agreements pursuant to which they have agreed, among other things, to vote their shares of Cantaloupe stock in favor of the transaction, subject to certain conditions. These shareholders currently represent approximately 14% of the voting power of Cantaloupe’s stock.

Upon completion of the transaction, Cantaloupe’s common stock will no longer be listed on any public stock exchange.

Advisors

J.P. Morgan Securities LLC is serving as exclusive financial advisor and King & Spalding LLP is serving as legal counsel to Cantaloupe. William Blair is serving as financial advisor and Weil, Gotshal & Manges LLP is serving as legal counsel to 365 and Providence.

About Cantaloupe, Inc.

Cantaloupe, Inc. (NASDAQ: CTLP) is a global technology leader powering unattended commerce. Cantaloupe offers a comprehensive suite of solutions including micro-payment processing, self-checkout kiosks, mobile ordering, connected point of sale systems, and enterprise cloud software. Handling more than a billion transactions annually, Cantaloupe’s solutions enhance operational efficiency and consumer engagement across sectors like food & beverage markets, smart automated retail, hospitality, entertainment venues and more. Committed to innovation, Cantaloupe drives advancements in digital payments and business optimization, serving over 30,000 customers. For more information, visit www.cantaloupe.com.

About 365 Retail Markets, LLC

365 Retail Markets, LLC is a leading innovator in unattended retail technology. Founded in 2008, 365 provides a full suite of best-in-class unattended technologies for food service operators including end-to-end integrated SaaS software, payment processing and point of-sale hardware. Today, 365’s technology solutions autonomously power food retail spaces at corporate offices, manufacturing and distribution facilities, hospitality settings, senior living facilities, universities and more, in order to provide compelling foodservice options for consumers. 365's technology solutions include a growing suite of frictionless smart stores, micro markets, vending, catering, and dining point-of-sale options to meet the expanding needs of its customers. 365 continuously pioneers innovation in the industry with superior technology, strategic partnerships and ultimate flexibility in customization and branding. For more information, please visit www.365retailmarkets.com.

About Providence Equity Partners L.L.C.

Providence Equity Partners L.L.C. is a specialist private equity investment firm focused on growth-oriented media, communications, education and technology companies across North America and Europe. Providence combines its partnership approach to investing with deep industry expertise to help management teams build exceptional businesses and generate attractive returns. Since its founding in 1989, Providence has invested over $40 billion across more than 180 private equity portfolio companies. With its headquarters in Providence, RI, the firm also has offices in New York, London, Boston and Atlanta. For more information, please visit www.provequity.com.

Contacts

For Cantaloupe, Inc.

Investor Relations:
ICR, Inc.
cantaloupeIR@icrinc.com

Media Relations:
ICR, Inc.
cantaloupePR@icrinc.com

For 365 Retail Markets
Navreet Gill
VP of Marketing & Communications
navreet.gill@365smartshop.com

For Providence Equity Partners
Kelsey Markovich/Kate Gorgi/Akash Lodh
FGS Global
ProvidenceEquity@fgsglobal.com

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements”, as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, regarding Cantaloupe, Inc. (“Cantaloupe”) and 365 Retail Markets, LLC (“365”) and the potential transaction between Cantaloupe and 365, including, but not limited to, statements about the strategic rationale and benefits of the proposed transaction between Cantaloupe and 365, including future financial and operating results, Cantaloupe’s or 365’s plans, objectives, expectations and intentions and the expected timing of completion of the proposed transaction. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “explore”, “evaluate”, “forecast”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “project”, “seek”, “should”, “targeted”, “will” or “would”, or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the companies’ current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties, many of which are beyond Cantaloupe’s or 365’s control. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and therefore actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: Cantaloupe’s and 365’s ability to complete the potential transaction on the proposed terms or on the anticipated timeline, or at all, including risks and uncertainties related to securing the necessary regulatory approvals and the approval of Cantaloupe’s shareholders and the satisfaction of other closing conditions to consummate the proposed transaction; the possibility that competing offers or acquisition proposals for Cantaloupe will be made; the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive merger agreement relating to the proposed transaction, including in circumstances which would require Cantaloupe to pay a termination fee; failure to realize the expected benefits of the proposed transaction; significant transaction costs and/or unknown or inestimable liabilities; the risk that Cantaloupe’s business will not be integrated successfully, including with respect to implementing systems to prevent a material security breach of any internal systems or to successfully manage credit and fraud risks in business units, or that such integration may be more difficult, time-consuming or costly than expected; 365’s ability to obtain the expected financing to consummate the proposed transaction, and the continued availability of capital and financing for 365 following the proposed transaction; risks related to future opportunities and plans for the combined company, including the uncertainty of expected future regulatory filings, financial performance and results of the combined company following completion of the proposed transaction; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers, including as it relates to Cantaloupe’s ability to successfully renew existing client contracts on favorable terms or at all and obtain new clients; the ability of Cantaloupe to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; the business, economic and political conditions in the markets in which Cantaloupe operates; the impact of new or changes in current laws, regulations, credit card association rules or other industry standards, including privacy and cybersecurity laws and regulations; effects relating to the announcement of the proposed transaction or any further announcements or the consummation of the potential transaction on the market price of Cantaloupe’s securities; the risk of potential shareholder litigation associated with the potential transaction, including resulting expense or delay; regulatory initiatives and changes in tax laws; the impact of pandemics or other events on the operations and financial results of Cantaloupe or the combined company; general economic conditions; and other risks and uncertainties affecting Cantaloupe and 365, including those described from time to time under the caption “Risk Factors” or “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in Cantaloupe’s Securities and Exchange Commission (“SEC”) filings and reports, including Cantaloupe’s Annual Report on Form 10-K for the year ended June 30, 2024, Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, Quarterly Report on Form 10-Q for the quarter ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as well as in subsequent Current Reports on Form 8-K and other filings and reports by Cantaloupe. Moreover, other risks and uncertainties of which Cantaloupe or 365 are not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Cantaloupe and 365 caution investors that such forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such forward-looking statements. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events as at such dates, even if they are subsequently made available by Cantaloupe or 365 on their respective websites or otherwise. Neither Cantaloupe nor 365 undertakes any obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Additional Information and Where to Find It

This communication is being made in connection with the proposed transaction between Cantaloupe and 365. In connection with the proposed transaction, Cantaloupe intends to file a proxy statement with the SEC in preliminary and definitive form. Cantaloupe may also file other relevant documents with the SEC regarding the proposed transaction. The information in the preliminary proxy statement will not be complete and may be changed. The definitive proxy statement (when available) will be mailed to shareholders of Cantaloupe. This communication is not a substitute for any proxy statement or any other document that may be filed with the SEC or sent to Cantaloupe’s shareholders in connection with the proposed transaction.

INVESTORS AND SECURITY HOLDERS OF CANTALOUPE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT CANTALOUPE, 365 AND THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the preliminary proxy statement and the definitive proxy statement (in each case, if and when available) and other documents containing important information about Cantaloupe and the proposed transaction once such documents are filed with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by Cantaloupe are available free of charge on Cantaloupe’s website at cantaloupeinc.gcs-web.com.

Participants in the Solicitation

Cantaloupe and its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies from Cantaloupe’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Cantaloupe and their ownership of Cantaloupe’s securities is set forth in the definitive proxy statement for Cantaloupe’s 2025 Annual Meeting of Shareholders (https://www.sec.gov/Archives/edgar/data/896429/000162828024042315/ctlp-20241004.htm), which was filed with the SEC on October 4, 2024 (the “Annual Meeting Proxy Statement”), including under the sections entitled “Director Compensation Program”, “Fiscal Year 2024 Director Compensation”, “Fiscal Year 2024 Executive Compensation”, “Executive Officer Employment Arrangements”, “Summary Compensation Table”, “Grant of Plan-Based Awards”, “Outstanding Equity Awards at Fiscal Year-End”, “Option Exercises and Stock Vested”, “Potential Payments Upon Termination or Change of Control”, “CEO Pay Ratio Disclosure”, “Pay Versus Performance” and “Security Ownership of Certain Beneficial Owners and Management” and Cantaloupe’s Annual Report on Form 10-K for the year ended June 30, 2024 (https://www.sec.gov/Archives/edgar/data/896429/000162828024040037/ctlp-20240630.htm), which was filed with the SEC on September 10, 2024, including under the sections entitled “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”. To the extent holdings of Cantaloupe’s securities by such directors or executive officers (or the identity of such directors or executive officers) have changed since the information set forth in the Annual Meeting Proxy Statement, such information has been or will be reflected on the Initial Statements of Beneficial Ownership on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Additional information regarding the interests of Cantaloupe’s directors and executive officers in the proposed transaction, which may, in some cases, be different than those of Cantaloupe’s shareholders generally, will be included in the proxy statement relating to the transaction if and when it is filed with the SEC. You may obtain free copies of these documents using the sources indicated above.